UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
July 26, 2007

RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-1124608	11-3525548
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On July 26, 2007, Response Genetics, Inc. (the “Company” or “Response Genetics”) entered into a collaboration agreement with Hitachi Chemical Co., Ltd. (“Hitachi”), a leading diagnostics manufacturer in Japan (the “Hitachi Agreement”). Under the terms of this agreement, Hitachi will begin using the Company’s proprietary and patented techniques to extract genetic information from formalin-fixed paraffin-embedded (FFPE) tissue samples collected in Southeast Asia, Australia and New Zealand. As part of this collaboration agreement, Response Genetics will provide Hitachi with the technical information and assistance necessary to perform the testing services. Hitachi also plans to introduce Response Genetics to potential new testing services customers in the region to expand the testing of FFPE clinical samples in Asia. The Southeast Asian countries covered under this agreement include Japan, North Korea, South Korea, Taiwan, Mongolia, Pakistan, Bangladesh, Sri Lanka, Nepal, Singapore, Malaysia, Indonesia, Brunei, Thailand, Myanmar, Laos, Cambodia, Vietnam and the Philippines.

This Agreement has an initial term expiring on March 31, 2010, with an automatic renewal for one year at the end of the original period under the same terms and conditions. Pursuant to the agreement, Hitachi will receive a percentage of the revenue, as provided in the agreement, collected from the Company’s clients in the Territory, for its testing services performed.

Hitachi is responsible for expenses related to the cost of laboratory equipment and modification to the laboratory facilities, as well as the cost of reagents. The Company is responsible for costs related to additional laboratory equipment which shall be provided to Hitachi according to a separate equipment lease agreement.

Response Genetics issued a press release announcing the Hitachi Agreement on July 30, 2007. The press release is incorporated herein by reference. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The text of the Hitachi Agreement will be filed as an exhibit to RGI’s quarterly report on Form 10-QSB for the quarter ending September 30, 2007.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) The following exhibit is furnished with this report:

Exhibit Number	Description
99.1	Press Release of Response Genetics, Inc. dated
July 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Dated: August 1, 2007	By: /s/ Kathleen Danenberg
Kathleen Danenberg
President & Chief Executive Officer